Exhibit 99.1

CVR Partners Reports Third Quarter 2018 Results

SUGAR LAND, Texas (Oct. 24, 2018) – CVR Partners, LP (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, today announced a third quarter 2018 net loss of $13 million, or 12 cents per common unit, on net sales of $80 million, compared to a net loss of $32 million, or 28 cents per common unit, on net sales of $69 million for the third quarter a year earlier. Adjusted EBITDA was $19 million for the third quarter of 2018, compared to adjusted EBITDA of $5 million for the third quarter of 2017.

For the first nine months of 2018, CVR Partners had a net loss of $49 million, or 43 cents per common unit, on net sales of $253 million, compared to a net loss of $45 million, or 40 cents per common unit, on net sales of $253 million for the comparable period a year earlier. Adjusted EBITDA for the first nine months of 2018 was $58 million, compared to adjusted EBITDA of $58 million for the first nine months of 2017.

“We are pleased to report strong operating performance and improved fertilizer netbacks at both our Coffeyville, Kansas, and East Dubuque, Illinois, fertilizer facilities during the 2018 third quarter,” said Mark Pytosh, Chief Executive Officer of CVR Partners’ general partner. “Market conditions have continued to improve since summer and we are seeing strong global demand for nitrogen fertilizer.

“In addition, product pricing for the late fall of 2018 has increased by approximately 25 percent from the summer fill season and we’re seeing continued pricing strength into the first quarter of 2019,” Pytosh said.

Consolidated Operations

For the third quarter of 2018, consolidated average realized gate prices for UAN and ammonia were $170 per ton and $297 per ton, respectively. Consolidated average realized gate prices for UAN and ammonia were $138 per ton and $214 per ton, respectively, for the same period in 2017.

CVR Partners’ fertilizer facilities produced a combined 212,000 tons of ammonia during the third quarter of 2018, of which 63,000 net tons were available for sale while the rest was upgraded to other fertilizer products, including 338,000 tons of UAN. In the 2017 third quarter, the fertilizer facilities produced 181,000 tons of ammonia, of which 46,000 net tons were available for sale while the remainder was upgraded to other fertilizer products, including 307,000 tons of UAN.

Distributions

CVR Partners will not pay a cash distribution for the 2018 third quarter. CVR Partners is a variable distribution master limited partnership. As a result, its distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance, fluctuations in the prices received for its finished products, maintenance capital expenditures, and cash reserves deemed necessary or appropriate by the board of directors of its general partner.

Third Quarter 2018 Earnings Conference Call

CVR Partners previously announced that it will host its third quarter 2018 Earnings Conference Call on Thursday, Oct. 25, at 11 a.m. Eastern. The Earnings Conference Call may also include discussion of the partnership’s developments, forward-looking information and other material information about business and financial matters.

The third quarter 2018 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Partners’ website at www.CVRPartners.com. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029. The webcast will be archived and available through Nov. 8 at https://edge.media-server.com/m6/p/e8kno3kp. A repeat of the call can be accessed through Nov. 8 by dialing (877) 660-6853, conference ID 13683846.

Qualified Notice
This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward-Looking Statements
This news release contains forward-looking statements. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: ammonia and UAN pricing; distributions including variations therein; operating performance; reserves; improved market conditions; global demand; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including (among others) impacts of planting season on our business, general economic and business conditions and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise its forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, CVR Partners, LP is a Delaware limited partnership focused on the production, marketing and distribution of nitrogen fertilizer products. It primarily produces urea ammonium nitrate (UAN) and ammonia, which are predominantly used by farmers to improve the yield and quality of their crops. CVR Partners’ Coffeyville, Kansas, nitrogen fertilizer manufacturing facility includes a 1,300 ton-per-day ammonia unit, a 3,000 ton-per-day UAN unit and a dual-train gasifier complex having a capacity of 89 million standard cubic feet per day of hydrogen. CVR Partners’ East Dubuque, Illinois, nitrogen fertilizer manufacturing facility includes a 1,075 ton-per-day ammonia unit and a 1,100 ton-per-day UAN unit.

For further information, please contact:

Investor Contact:
Jay Finks
CVR Partners, LP
(281) 207-3588
InvestorRelations@CVRPartners.com

Media Relations:
Brandee Stephens
CVR Partners, LP
(281) 207-3516
MediaRelations@CVRPartners.com

CVR Partners, LP

Financial and Operational Data (all information in this release is unaudited other than the balance sheet data as of December 31, 2017).

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per unit data)	2018	2017	2018	2017
Consolidated Statements of Operations Data:
Net sales (1)	$79,909	$69,393	$252,965	$252,610

Cost of materials and other	19,590	19,495	61,198	63,373
Direct operating expenses (2)	35,334	40,249	121,468	113,941
Depreciation and amortization	16,035	19,483	52,866	54,877
Cost of sales	70,959	79,227	235,532	232,191
Selling, general and administrative expenses	6,393	6,083	18,955	18,750
Loss on asset disposals	28	19	160	58
Operating income (loss)	2,529	(15,936)	(1,682)	1,611
Interest expense, net	(15,693)	(15,723)	(47,080)	(47,111)
Other income, net	30	22	100	81
Loss before income tax	(13,134)	(31,637)	(48,662)	(45,419)
Income tax expense (benefit)	12	(35)	(6)	(36)
Net loss	$(13,146)	$(31,602)	$(48,656)	$(45,383)

Net loss per common unit - basic and diluted	$(0.12)	$(0.28)	$(0.43)	$(0.40)

Adjusted EBITDA*	$18,594	$5,005	$57,689	$58,094
Available cash for distribution*	$(130)	$(1,252)	$(4,274)	$557

Weighted average common units outstanding - basic and diluted	113,283	113,283	113,283	113,283
________________________________
* See “Use of Non-GAAP Financial Measures” below.

(1)        Below are the components of net sales:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2018	2017	2018	2017
Reconciliation to net sales:
Fertilizer sales, exclusive of freight	$69,059	$59,422	$223,033	$223,002
Freight in revenue	8,805	8,313	23,908	23,638
Other	2,045	1,658	6,024	5,970
Total net sales	$79,909	$69,393	$252,965	$252,610

(2)    Direct operating expenses are reflected exclusive of depreciation and amortization.

(In thousands)	As of September 30, 2018	As of December 31, 2017
Balance Sheet Data:
Cash and cash equivalents	$61,441	$49,173
Working capital	57,523	62,823
Total assets	1,218,512	1,234,276
Total debt, net of current portion	628,192	625,904
Total partners’ capital	501,197	549,853

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2018	2017	2018	2017
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$39,588	$21,167	$27,118	$28,104
Investing activities	(6,399)	(2,840)	(14,850)	(11,456)
Financing activities	—	—	—	(2,266)
Net increase in cash and cash equivalents	$33,189	$18,327	$12,268	$14,382

Capital expenditures for property, plant and equipment:
Maintenance	$4,526	$2,715	$10,894	$11,130
Growth	1,881	125	4,136	326
Total capital expenditures	$6,407	$2,840	$15,030	$11,456

Operating Data

The following tables set forth information about our consolidated operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Key Operating Statistics:

Consolidated sales (thousand tons):
Ammonia	38	65	156	202
UAN	310	299	925	952

Consolidated product pricing at gate (dollars per ton) (1):
Ammonia	$297	$214	$329	$287
UAN	$170	$138	$169	$158

Consolidated production volume (thousand tons):
Ammonia (gross produced) (2)	212	181	584	615
Ammonia (net available for sale) (2)	63	46	187	204
UAN	338	307	919	962

Feedstock:
Petroleum coke used in production (thousand tons)	117	114	325	371
Petroleum coke used in production (dollars per ton)	$26	$18	$23	$18
Natural gas used in production (thousands of MMBtus) (3)	2,118	1,555	5,933	5,781
Natural gas used in production (dollars per MMBtu) (3)	$3.03	$3.12	$3.01	$3.25
Natural gas in cost of materials and other (thousands of MMBtus) (3)	1,439	1,935	5,268	5,898
Natural gas in cost of materials and other (dollars per MMBtu) (3)	$2.98	$3.15	$3.03	$3.30

Coffeyville Facility on-stream factors (4):
Gasification	100%	96%	91%	98%
Ammonia	100%	94%	90%	97%
UAN	97%	94%	88%	93%

East Dubuque Facility on-stream factors (4):
Ammonia	99.0%	76%	93.0%	92%
UAN	98.0%	77%	93.0%	92%

Market Indicators:
Ammonia - Southern plains (dollars per ton)	$337	$238	$354	$314
Ammonia - Corn belt (dollars per ton)	$398	$303	$407	$364
UAN - Corn belt (dollars per ton)	$203	$165	$208	$192
Natural gas NYMEX (dollars per MMBtu)	$2.87	$2.95	$2.85	$3.05
______________________________

(1)
Product pricing at gate (also referred to as “netback”) represents net sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.

(2)
Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.

(3)	The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expenses (exclusive of depreciation and amortization).

(4)    On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period and is included as a measure of operating efficiency.

Coffeyville Facility
Excluding the impact of the full facility turnaround at the Coffeyville Facility, the on-stream factors at the Coffeyville Facility would have been 96% for gasification, 96% for ammonia and 94% for UAN for the nine months ended September 30, 2018.

The Linde air separation unit experienced a shut down during the second quarter of 2017. Following the Linde outage, the Coffeyville Facility UAN unit experienced a number of operational challenges, resulting in approximately 11 days of UAN downtime during the second quarter of 2017. Excluding the impact of the Linde air separation unit outage at the Coffeyville Facility, the UAN unit on-stream factors at the Coffeyville Facility would have been 97% for the nine months ended September 30, 2017.

East Dubuque Facility
Excluding the impact of approximately 14 days of downtime associated with the 2017 full facility turnaround at the East Dubuque Facility, the on-stream factors at the East Dubuque Facility would have been 91% for ammonia and 92% for UAN for the three months ended September 30, 2017 and 97% for ammonia and 96% for UAN for the nine months ended September 30, 2017.

Use of Non-GAAP Financial Measures

Our management uses certain non-GAAP performance measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These non-GAAP financial measures are important factors in assessing our operating results and profitability.

We use the following performance and liquidity measures:

EBITDA. EBITDA is defined as net loss before (i) interest (income) expense, (ii) income tax expense and (iii) depreciation and amortization expense.

Adjusted EBITDA. Adjusted EBITDA is defined as EBITDA further adjusted for the impact of (i) major scheduled turnaround expenses, (ii) gain or loss on extinguishment of debt and (iii) business interruption insurance recovery, when applicable. Adjusted EBITDA represents the starting point used by the board of directors of our general partner when calculating our available cash for distribution.

Available cash for distribution. This performance and liquidity measure is equal to Adjusted EBITDA reduced for cash needed for (i) net cash interest expense (excluding capitalized interest) and debt service and other contractual obligations; (ii) maintenance capital expenditures; and (iii) to the extent applicable, major scheduled turnaround expenses and reserves for future operating or capital needs that the board of directors of the general partner deems necessary or appropriate, if any. Available cash for distribution may be increased by the release of previously established cash reserves, if any, at the discretion of the board of directors of our general partner, and available cash is increased by the business interruption insurance proceeds when applicable.

A reconciliation of consolidated net loss to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2018	2017	2018	2017
Net loss	$(13,146)	$(31,602)	$(48,656)	$(45,383)
Add:
Interest expense, net	15,693	15,723	47,080	47,111
Income tax expense (benefit)	12	(35)	(6)	(36)
Depreciation and amortization	16,035	19,483	52,866	54,877
EBITDA	$18,594	$3,569	$51,284	$56,569
Add:
Major turnaround expenses	—	2,497	6,405	2,586
Less:
Insurance recovery - business interruption	—	(1,061)	—	(1,061)
Adjusted EBITDA	$18,594	$5,005	$57,689	$58,094

A reconciliation of Adjusted EBITDA to Available cash for distribution is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per unit data)	2018	2017	2018	2017
Adjusted EBITDA	$18,594	$5,005	$57,689	$58,094
Adjustments:
Less:
Net cash interest expense (excluding capitalized interest) and debt service	(14,873)	(14,967)	(44,664)	(44,882)
Maintenance capital expenditures	(4,526)	(2,716)	(10,894)	(11,130)
Major turnaround expenses	—	(2,497)	(6,405)	(2,586)
Add:
Insurance recovery - business interruption	—	1,061	—	1,061
Release of previously established cash reserves, net	675	12,862	—	—
Available cash for distribution	$(130)	$(1,252)	$(4,274)	$557
Distribution declared, per common unit	$—	$—	$—	$0.02
Common units outstanding	113,283	113,283	113,283	113,283